Exhibit 10.2
Guaranty Letter

On May14, 2009, Assigner Li Jingquan and Feng Ming, assignee Shanxi Puda Coal Group Co., Ltd. (Party B) and Guarantee Chen Guang  sign the Agreement of Shares Transfer, which states that Assigners Li Jingquan and Feng Ming transfer 18% shares of Shanxi Jianhe Coal Industry Limited Company to the Assignee Shanxi Puda Coal Group Co., Ltd., as the main shareholder of Shanxi Jianhe Coal Industry Limited Company, guarantee Chen Guang makes commitments in the Agreement of Shares Transfer that annual dividend distribution shall not less than 80% of net profit in the year from calendar year of 2009; dividend is distributed twice respectively in January and July in each calendar year. To fulfill this commitment, Shanxi Jianhe Coal Industry Limited  Company guarantees that:

1. Annual dividend distribution shall not less than 80% of net profit in the year from calendar year of 2009; dividend is distributed twice respectively in January and July in each calendar year. Financial statement of the company shall be completed prior to January 10 and July 10 in each calendar year.

2. If the company fails to complete financial statement on the date as specified above, the company agrees to hand over financial works to Shanxi Puda Coal Group Co., Ltd. who then shall be responsible for completion of financial statement and distribution of company’s dividend in that period.

Guarantee: /s/ Shanxi Jianhe Coal Industry Limited Company (chop)

Date: May 14, 2009